EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

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



            Parent                           Subsidiary                        Ownership           Organization
--------------------------  ---------------------------------------        -----------------   --------------------


Western Ohio Financial          Cornerstone Bank                                 100%                 Federal
Corporation

Cornerstone Bank                West Central Mortgage Services, Inc.             100%                 Delaware

Cornerstone Bank                Springfield-Home Community                        50%                   Ohio
                                Reinvestment Corporation

Cornerstone Bank                West Central Financial Services, Inc.            100%                   Ohio

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     The financial  statements of the Registrant are consolidated  with those of its subsidiaries.